Exhibit 99.1

For Release at 8:00 AM EDT on Thursday, September 1, 2011

Gasco Energy Provides Update on Green River Oil Wells

DENVER — (PR Newswire) — September 1, 2011 — Gasco Energy, Inc. (NYSE Amex: GSX) today provided an interim operations update on its Riverbend Project in Utah’s Uinta Basin.

Green River Oil Well Permits Received

Gasco recently received the necessary federal drilling permits for two oil wells that will be drilled to test the productive potential of the Green River Formation at approximately 5,500 feet proposed total vertical depth.   The Company plans to commence building the locations next week and anticipates spudding the wells within the first two weeks of October 2011.

Gasco is operator of both wells with a 100% working interest.  The wells, the Federal 23-30-G-9-19 (76.8% NRI) and the Federal 34-19G-9-19 (80% NRI), will be drilled in succession with a recently contracted 1,000 horse-power drilling rig which the Company has secured under a two-well contract.  Gasco anticipates that completions for both wells will follow shortly after both wells have been drilled with first production to occur in November 2011.

Current commodity prices feature strong potential per-well economics for the Green River play.  Gasco estimates that the cost to drill and complete a Green River well is approximately $800,000, with per-well estimated ultimate recoveries of 50,000 barrels of oil.  The current differentials to West Texas Intermediate for Uinta Basin Black Wax, adjusted for transportation and quality, are approximately $16 per barrel.

“Despite the permitting delays, we are pleased to commence operations on the two-well Green River program,” said King Grant, Gasco’s President and CEO.  “We have selected high-graded locations which benefit from existing well logs from gas wells that were previously drilled by Gasco.  By proving the productive potential of the Green River Formation, we believe we can begin to de-risk approximately 11,000 net acres which we believe are prospective for crude oil in this part of the Uinta Basin.”

About Gasco Energy

Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region.  Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases.  Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations.  To learn more, visit http://www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

Forward-looking Statements

Certain statements set forth in this press release relate to management’s future plans, objectives and expectations.  Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or similar terminology.  Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken.  Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result.  Some of the key factors that may cause actual results to vary from those Gasco expects include the consummation of recently announced asset sales on a timely basis; inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in Gasco’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; changes in Gasco’s borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described under (1) Part I, “Item 1A— Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 2, 2011, and (2) Gasco’s reports and registration statements filed from time to time with the SEC.

Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf.  Gasco cannot assure you that its future results will meet its expectations.  When you consider these forward-looking statements, you should keep in mind these factors.  All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors.  Gasco’s forward-looking statements speak only as of the date made.  Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.

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